Exhibit (C)(2)

October 2015 PROJECT PLUTO: CASH CONSIDERATION AND SUPPORTING VALUATION ANALYSIS S T R I C T L Y C O N F I D E N T I A L

Phase II merger transaction – overview and key terms

Phase II transaction – buyout of shares held by MTG and public minorities through a merger

- Amount of cash consideration payment at Phase II merger transaction will be determined on the basis of the consideration from a sale of 75% stake in CTC Investments (Phase I) and available cash on hand

Sources of funds | **Use of funds**



$200.5mm
$55.3mm
$255.8mm

Proceeds from sale of 75% stake in CTC Investments completed at Phase I (assuming no purchase price adjustment or indemnities) + Existing cash (after all transaction expenses/taxes) available for Phase II = Total cash available for phase II merger transaction

MTG and public shareholders are proposed to be paid cash consideration in **the range of $1.77- $2.19 per share**

- ✓ $1.77 – the full holdback amount of US$50 million will be retained by UTV-Management LLC following the calculation of potential purchase prices adjustment
- ✓ $2.19 – based on no price adjustment

$2.19 per share consideration represents

- ✓ 1.4% premium to a price of $2.16 as of Jul-2, the last trading day prior to UTH offer announcement on Jul-6
- ✓ 15.9% premium to a price of $1.89 as of Sep-24, the last trading day prior to announcement of signing definitive agreements on Sep-25

Mid-point of $1.98 per share consideration represents

- ✓ 8.3% discount to a price of $2.16 as of Jul-2
- ✓ 4.8% premium to a price of $1.89 as of Sep-24

STRICTLY CONFIDENTIAL 1 XENON Capital Partners

The merger transaction allows return of available cash to stockholders of CTC Media not subject to blocking

Source of funds for the merger transaction – existing cash on the balance sheet, $mm



75.8
(6.1)
(22.7)
47.0
(5.2)
41.8
28.6
(15.2)
55.3
Cash held by operating companies as of Jun-30
Effect of recent RUB depreciation
Total Cash restricted and cash left in the Company
Total cash on hands available for distribution/ upstreaming
Taxes on dividends
Total cash upstreamed to the top level (CTC Media Inc.)
+
Cash at CTC Media Inc. as of Jun-30
−
Cash expenses (Transaction related expenses + 2H2015 cash expenses at CTC Media Inc. level)
=
Total cash on hand available for merger transaction (phase II)

As of Jun-30 only c.37% of total cash held in $

Conversion of Ruble-denominated cash at exchange rate of 1$=64RUB (vs 1$=55.52RUB as of Jun-30)

1	*Cash to fund 2H2015 budgeted shortfall at operating level:*	*$(1.0)mm*
2	*Cash left at Kazakhstan:*	*$(2.7)mm*
3	*Cash Reserve (to fund 1H2016 operations)*	*$(15.0)mm*
4	*40% of management incentive plan (part of transaction costs)*	*$(4.0)mm*
	Total:	***$(22.7)mm***

1	***Transaction related expenses:***	***$(17.2)mm***
	60% Management incentive plan	*$(6.0)mm*
	Project bonus reserve (approved by BoD)	*$(1.0)mm*
	BoD fees	*$(0.6)mm*
	Advisory & Consulting	*$(5.3)mm*
	Reserves & Other	*$(4.3)mm*
2	***Cash operating expenses of Inc.:***	***$(2.8)mm***
	Senior management compensation	*$(1.0)mm*
	BoD fees	*$(0.8)mm*
	Other	*$(1.0)mm*
3	***US Tax refunds:***	***$4.8mm***
	Total:	***$(15.2)mm***

STRICTLY CONFIDENTIAL

2

XENON Capital Partners

Merger considerations at various assumptions on price adjustments Total proceeds from sale of 75% stake +Total existing cash on hand available for distribution =Total amount of cash available for distribution to MTG & public minorities Number of shares to be acquired in the merger transaction (owned by MTG and public minorities) 150.5 155.5 160.5 165.5 170.5 175.5 180.5 185.5 190.5 195.5 200.5 55.3 55.3 55.3 55.3 55.3 55.3 55.3 55.3 55.3 55.3 55.3 205.8 210.8 215.8 220.8 225.8 230.8 235.8 240.8 245.8 250.8 255.8 116.6 116.6 116.6 116.6 116.6 116.6 116.6 116.6 116.6 116.6 116.6 Base data % Premium/(discount) to price on Jul-2 (prior to announcement of receipt of UTH offer) % Premium / (discount) to price on Sep-24 (prior to announcement of signing with UTH) 2.16 (18.1%) (16.2%) (14.4%) (12.5%) (10.2%) (8.3%) (6.5%) (4.2%) (2.3%) (0.5%) 1.4% 1.89 (6.3%) (4.2%) (2.1%) 0.0% 2.6% 4.8% 6.9% 9.5% 11.6% 13.8% 15.9% 1 2 1 2 S T R I C T L Y C O N F I D E N T I A L 3 XENON Capital Partners • Assuming the potential price adjustment of up to $15mm (which is in line with the current conservative scenario of CTC management team) Range: $2.06-2.19 (for illustrative purposes) • Assuming that the maximum holdback amount of $50mm will be withheld in full Range: $1.77-2.19 (used in proxy) Implied per share cash 1.77 1.81 1.85 1.89 1.94 1.98 2.02 2.07 2.11 2.15 2.19 consideration Analysis at various prices Total price adjustment, $mm (50.0) (45.0) (40.0) (35.0) (30.0) (25.0) (20.0) (15.0) (10.0) (5.0) 0.0

The high end of the per share cash consideration has gone slightly down to $2.19 compared to $2.21 presented to the Special Committee on September 15

	Special Committee meeting on Sep 15	Board meeting on Sep 23	Effect on cash	Current
Transaction related costs	▪ Total transaction related cash expenses budgeted at $19.4mm including operating and litigation reserve of $2.0mm	▪ Total transaction related cash expenses increased to $21.2mm (largely driven by increase in operating and litigation reserve by $1.3mm to $3.3mm	***Down by ↓$(1.76)mm***	▪ Costs remain intact ▪ 40% of management incentive plan will be kept at operating level, reducing the upstream dividends
Upstream dividends	▪ Amount of upstream dividends net of all taxes on dividends estimated at $45.9mm	▪ Amount of upstream dividends and taxes on dividends has been refined to come up to the updated net number of $45.6mm	***Down by ↓$(0.24)mm***	▪ Amount of upstream dividends net of all taxes on dividends estimated at $41.8mm
Cash considerati on	▪ Total cash on hands available for distribution: **$57.1mm** ▪ Per share cash consideration: <u>high end of the range of $2.21</u> (subject to price adjustments) representing a 2.4% premium to the closing price of $2.16 on Jul-2, being the last trading day prior to announcement of receipt of a non-binding offer from UTH on Jul-6	▪ Total cash on hands available for distribution: **$55.1mm** ▪ Per share cash consideration: <u>high end of the range of $2.19</u> representing a 1.4% premium to the closing price of $2.16 on Jul-2, being the last trading day prior to announcement of receipt of a non-binding offer from UTH on Jul-6	***Down by ↓$(2.00)mm***	▪ Total cash on hands available for distribution: slightly up to **$55.3mm** (due to savings on tax on dividends following 40% of mgmt incentive plan being kept in Russia) ▪ Per share cash consideration remains intact

Since last Board's meeting on Sep 23 the high end of per share cash consideration remains intact at $2.19

STRICTLY CONFIDENTIAL 4 XENON Capital Partners

Valuation analysis implies that the proposed transaction reflects the best possible terms that can be obtained in the extraordinary circumstances

The potential per share cash consideration range of $1.77-$2.19 is within a range of reasonableness

Historical trading levels	▪ Uncertainty with regards to compliance with the amended Mass Media Law combined with weak results and challenging market conditions continue to adversely affect the share price performance in 2015 ▪ CTC Media's shares have significantly underperformed the Russian market and are currently traded at historical all-time lows ▪ Unprecedentedly low trading indicate that investors put a non-zero probability on scenario of non-compliance with the Mass Media Law that can potentially destroy all value	High end of the per share cash consideration range of $2.19 is **at a solid premium to current trading level**
Historical valuation multiples	▪ Historically, CTC Media's shares have been traded at a discount on FV/EBITDA multiples compared to the Western European peers/broadcasters (approx. 40%). Over the last twelve months the discount has substantially deepened	Implied valuation multiple of proposed cash consideration **is in line with historical average**
Trading comparables	▪ Closest peers include European and US broadcasting companies – however, they are traded on significantly higher valuation multiples. A historic discount (45%) of CTC Media's trading levels compared to developed market peers can be justified and thus it was assumed in the analysis	Valuation multiple of proposed cash consideration is **in line with the current market valuation of trading peers adjusted for historical discount of CTC Media**
DCF analysis	▪ DCF analysis was performed for illustrative purposes ▪ Major revenues and OPEX inputs provided by management ▪ Key value drivers include: FX assumptions, Russian TV advertising growth, audience share, %EBITDA margin	

STRICTLY CONFIDENTIAL 5 XENON Capital Partners

Summary of key changes compared to the valuation analysis presented in the Board materials on Oct-7

Changes had a minor effect on the valuation analysis – results remain broadly in line with the previous version

- Key reference date changed across the pages/various valuation approaches: all market statistics are calculated as of Sep-24, the last trading day prior to announcement of signing of definitive agreement with UTH on Sep-24. This date will be used as the key reference date in the proxy statement
  - This compares with the old version that presented market data as of Oct-5

- Revised football field analysis extended to include management case for CTC Media's EBITDA in 2015E/2016E in addition to broker case for CTC Media's EBITDA in 2015/2016E (was presented in the previous version of the materials)

- Proposed cash consideration based on distribution of $255.3mm of cash to MTG and public shareholders jointly owning 166.6mm shares was rounded to 2 decimal places for a more accurate presentation (rounding results in slightly different %premium)

Historical valuation multiples	• Historical valuation multiples for US diversified media /broadcaster and Eastern European broadcasters have been included in the analysis • The list of European broadcasters peers has been extended to include additional companies so that the universe of selected companies is in line with trading comparables
Trading comparables	• Canal+ was excluded from peers list as in May 2015 Vivendi proposed public tender offer resulting in delisting of Canal+ in late Sep • Some minor changes to trading comparables output include: different operating statistics (CAGR'14-15 vs CAGR'14-16), added broker case and management case for CTC key financials
DCF Analysis	• DCF analysis was extended to include broker case in addition to management case • Management case: some assumptions have been revised and the DCF calculation was refined

STRICTLY CONFIDENTIAL 6 XENON Capital Partners

Current trading levels and historical valuation multiples support proposed cash consideration range $1.77-$2.19 - management case for CTC Media EBITDA Source: Company data, Bloomberg as of September 24, 2015 1 Current actual trading of peers was adjusted for historical CTC Media’s discount to developed market peers = 45% US broadcasters include CBS Corporation, Discovery Communications, Time Warner, Viacom, Walt Disney; European broadcasters include, Modern Times Group, RTL Group, Mediaset, ITV PLC, M6, ProSiebenSat. 1, Telecinco, Antena3, TF1 S T R I C T L Y C O N F I D E N T I A L 7 XENON Capital Partners Share price, $/share 2.16 announcement (Jul-2) Period from Jul-6 - Sep-24 Last 1 m onth ended on Sep-24 CTC to peers European broadcasters FV/EBITDA'15E FV/EBITDA'16E US broadcasters/ diversified media FV/EBITDA'15E FV/EBITDA'16E FV/1-yr fwd EBITDA non-compliance with the Law (leading to destroy in value) DCF - bas e case 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 4.5 For reference, Raiffeisen, 18-Sep-2015: «However, if the deal falls apart and CTC Media fails to find another buyer before the end of the year, it should be unable to broadcast starting from 2016. For this case we calculated the liquidation value, which stands at USD 1.22 per share, 47.9% downside to the target price defined as $2.34 per share calculated as “potential buyout price” Current (Sep-24) 1.89 Last closing prior to UTH offer 1.67 2.07 1.67 1.93 For illustrative purposes adjusted for historical average long-term discount of 1.23 2.63 1.54 3.32 1.64 2.17 2.23 3.10 CTC Media’s historical FV/1-yr fwd EBITDA over the period from Oct’14-Sep’15 1.52 2.87 For illustrative purposes indicative value range assuming a 50% probability of 1.55 1.73 3.05 3.54 DCF range Historical multiples range Trading multiples range1 Current trading Equity Base FV/EBITDA value range EBITDA range 261-323 261-301 192-410 241-518 256-339 349-484 237-448 475-553 38 38 38 66 38 66 59 38 4.3x-6.0x 4.3x-5.4x 2.5x-8.3x 2.2x-6.4x 4.2x-6.4x 3.8x-5.9x 2.4x-6.0x 10.0x-12.0x Proposed cash consideration $1.77 - $2.19per share (mid point of $1.98)

Current trading levels and historical valuation multiples support proposed cash consideration range $1.77-$2.19 - broker case for CTC Media EBITDA Source: Company data, Bloomberg as of September 24, 2015 1 Current actual trading of peers was adjusted for historical CTC Media’s discount to developed market peers = 45% US broadcasters include CBS Corporation, Discovery Communications, Time Warner, Viacom, Walt Disney; European broadcasters include, Modern Times Group, RTL Group, Mediaset, ITV PLC, M6, ProSiebenSat. 1, Telecinco, Antena3, TF1 S T R I C T L Y C O N F I D E N T I A L 8 XENON Capital Partners Share price, $/share 2.16 announcement (Jul-2) Period from Jul-6 - Sep-24 Last 1 m onth ended on Sep-24 CTC to peers European broadcasters FV/EBITDA'15E FV/EBITDA'16E US broadcasters/ diversified media FV/EBITDA'15E FV/EBITDA'16E FV/1-yr fwd EBITDA non-compliance with the Law (leading to destroy in value) DCF - bas e case 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 4.5 For reference, Raiffeisen, 18-Sep-2015: «However, if the deal falls apart and CTC Media fails to find another buyer before the end of the year, it should be unable to broadcast starting from 2016. For this case we calculated the liquidation value, which stands at USD 1.22 per share, 47.9% downside to the target price defined as $2.34 per share calculated as “potential buyout price” Current (Sep-24) 1.89 Last closing prior to UTH offer 1.67 2.07 1.67 1.93 For illustrative purposes adjusted for historical average long-term discount of 1.23 2.64 1.37 2.81 1.65 2.18 1.93 2.64 CTC Media’s historical FV/1-yr fwd EBITDA over the period from Oct’14-Sep’15 1.38 2.52 For illustrative purposes indicative value range assuming a 50% probability of 1.26 1.42 2.47 2.90 DCF range Historical multiples range Trading multiples range1 Current trading Equity Base FV/EBITDA value range EBITDA range 261-323 261-301 192-412 214-439 257-340 302-411 215-393 386-453 38 38 38 53 38 53 50 38 4.3x-5.9x 4.3x-5.4x 2.5x-8.3x 2.2x-6.4x 4.2x-6.4x 3.8x-5.9x 2.4x-6.0x 7.6x-9.4x Proposed cash consideration $1.77 - $2.19per share (mid point of $1.98)

Uncertainty with regards to compliance with the Mass Media Law continues to adversely affect the share price performance in 2015YTD: +15% Jan-2 Price: $4.9 Mcap: $759mm 2015YTD: (62%) A combination of uncertainty around the future ownership structure of the business, weak performance and challenging macro environment has driven a substantial de-rating of the stock in 2015, with shares currently trading at historical all-time lows Source: Bloomberg as of October 13, 2015,; 1Rebased to CTC share price at January 2, 2015 S T R I C T L Y C O N F I D E N T I A L 9 XENON Capital Partners In 2015YTD CTC Media shares continued to significantly underperform the Russian market Since first mention of the Mass Media Law shares dropped by over 80% Share price, $/share 7.0 6.5 6.0 5.5 5.0 4.5 4.0 3.5 3.0 2.5 2.0 1.5 1.0 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Sep-15 Oct-15 Performance over the period 2015 Since Sep-17, 2014 (first YTD 1m 3m 6m mention of the law) CTC Media (61.9%) 12.6% (3.6%) (56.6%) (80.2%) MSCI Russia1 15.0% 7.4% (5.6%) (14.2%) (27.3%) Underperformance of CTC vs MSCI Russia (percentage points difference) (76.9%) 5.2% 2.0% (42.3%) (52.9%) In 2015YTD share price further dropped by over 60% to unprecedentedly low level

Proposed per share cash consideration range of $1.77-$2.19 is supported by the current trading Jan-2 Price: $4.9 Mcap: $759mm 13 e: $1.88 p: $293mm Source: Bloomberg as of October 13, 2015 S T R I C T L Y C O N F I D E N T I A L 10 XENON Capital Partners Share price, $/share 6.0 5.5 5.0 4.5 4.0 $3.5 3.5 3.0 2.5 2.0 Oct-Pric Mca 1.5 1.0 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Sep-15 Oct-15 terms (to $207mm) $4.5 Sep-24: CTC Media Inc signed definitive agreements with UTH Holding 2Q’2015 financial results: Revenues OIBDA dropped by 74% yoy in rubles $1.8 $1.8 $1.9 Apr-30: CTC Media announced 1Q’2015 results” Revenues decreased y-o-y by 25% in rubles (by 58% in $). and by 85% in $ (to $8mm) ug-7: CTC Media announced ll down y-o-y by 25% in rubles / 54% $. OIBDA fell down by 70% in bles to RUB1.1bn and by 81% in $ $19mm Jun-6: Shareholder agreement between MTG and Telcrest expired Jul-6: UTH Holding made an offer to acquire 75% of CTC Investments $3.1 $2.2 A fe in ru to Mar-5: CTC Media announced FY2014 results: Revenues increased by 3% in ruble terms (down by 15% in $ terms). Adjusted OIBDA fell down by 10% in ruble terms and by 24% in $ Price per % premium of high end of the % premium of mid point of the share consideration range ($2.19) to: consideration range ($2.19) to: Closing price on Sep-24 Closing price on Jul-2 VWAP over a period from Jul-6 to Sep-24 VWAP for the last 90 days of the period ended on Sep-24 VWAP for the last 30 days of the period ended on Sep-24 $1.89 15.9% 4.8% $2.16 1.4% (8.3%) $1.85 18.4% 7.0% $1.98 10.6% 0.0% $1.80 21.7% 10.0% CTC Media share price performance in 2015YTD and key milestones

Broker view summary – In 2015 analysts retain a cautious view on CTC Media on the back of risks related to the Mass Media Law “Further pressure from compliance with foreign ownership law. In our view, this dramatically deteriorating financial performance creates an unfavourable backdrop in light of the company's need to comply with the law on reducing foreign ownership to 20% by the end of the year. According to the company, it has failed to identify so far any alternative to comply with the law without a material change in the ownership of the group’s Russian businesses, or a sale, or a buy back of a material portion of the common stock of the company. Given the unfavourable backdrop, the statement also highlighted risks that “the value of the common stock of the Company could further decline, and you may lose all or a significant portion of your investment.” “Management said it continues to work with advisors to evaluate and implement a response to legislative changes, including a potential sale. Advisors recently conducted an initial, formal process to identify and solicit offers from potential bidders but no offers have been received in that formal process. It also cautioned that even if parties interested in acquiring CTCM’s assets or shares are identified, there can be no assurance that terms would be acceptable and that a transaction would yield proceeds at a level that reflects the underlying value of the business. As a result, management stated that the value of the common stock of the Company could further decline. Our take is that this is indeed an unfortunate year to consider selling, and we think management comments are emphasizing the risk factors – but we continue to hope that despite the challenging environment, they will find a solution respecting the interests of minority investors.” VTB Capital, May 5, 2015 Deutsche Bank, April 30, 2015 “The most pressing issue for investors is how CTC complies with the incoming Russian Mass Media Law, which limits foreign ownership of Russian media companies to 20%. CTC is domiciled and listed in the US. Management initiated a formal process to identify and solicit offers. Management said it had yet to receive any formal offers, underscoring the complexity of the situation.” Morgan Stanley, May 4, 2015 “…the company said compliance with the foreign ownership cap will necessitate material ownership changes, including sale transactions. Importantly, given lack of potential buyers the management highlighted that the transaction may not be at the fair value of the business.” Goldman Sachs, May 5, 2015 S T R I C T L Y C O N F I D E N T I A L 11 XENON Capital Partners Broker commentaries on efforts to comply with the new legislation

CTC Media — analysis of trading comparables

Valuation metrics as of Sep-24, 2015

	MCap	Firm Value	FV/Sales			FV/EBITDA			P/E		
Company (Key market)	($mm)	($mm)	2014E	2015E	2016E	2014E	2015E	2016E	2014E	2015E	2016E
CTC Media (Broker consensus)	**279**	**182**	**0.3x**	**0.5x**	**0.5x**	**0.9x**	**4.8x**	**3.4x**	**2.6x**	**12.5x**	**5.8x**
CTC Media (Management case)	**279**	**182**	**0.3x**	**0.5x**	**0.5x**	**0.9x**	**4.8x**	**2.8x**			
Eastern European Broadcasting											
TVN (Poland)	1,796	2,296	4.5x	5.2x	4.9x	10.4x	15.5x	13.7x	29.0x	22.5x	18.1x
Central European Media Enterprises (CEE)	293	1,364	2.0x	2.2x	2.0x	11.3x	11.2x	9.7x	N/M	N/M	N/M
Median			**3.3x**	**3.7x**	**3.5x**	**10.8x**	**13.4x**	**11.7x**	**29.0x**	**22.5x**	**18.1x**
Mean			**3.3x**	**3.7x**	**3.5x**	**10.8x**	**13.4x**	**11.7x**	**29.0x**	**22.5x**	**18.1x**
European media, broadcasting & production											
Modern Times Group (Sweden)	1,604	1,732	0.8x	0.9x	0.8x	9.2x	9.7x	8.8x	9.6x	13.8x	13.1x
RTL Group (Germany)	13,230	14,432	1.9x	2.2x	2.1x	9.0x	9.7x	9.2x	15.3x	16.1x	15.4x
Mediaset (Italy)	5,544	7,073	1.6x	1.8x	1.6x	4.0x	4.5x	4.0x	N/M	N/M	N/M
ITV PLC (UK)	14,744	15,646	3.7x	3.5x	3.3x	12.7x	11.6x	10.7x	19.2x	15.0x	13.8x
M6 (France)	2,422	2,280	1.4x	1.6x	1.6x	5.2x	6.9x	6.8x	14.8x	17.6x	17.0x
ProSiebenSat. 1 (Germany)	10,697	12,932	3.4x	3.6x	3.3x	11.7x	12.7x	11.7x	23.3x	20.0x	17.8x
Telecinco (Spain)	4,010	3,743	3.1x	3.3x	3.1x	7.8x	14.2x	11.4x	N/M	19.6x	15.7x
Antena3 (Spain)	2,886	3,061	2.7x	2.8x	2.6x	18.1x	15.0x	10.9x	N/M	20.4x	13.9x
TF1 (France)	3,061	2,734	1.0x	1.2x	1.2x	12.0x	10.8x	9.6x	5.6x	22.7x	19.9x
Low			**0.8x**	**0.9x**	**0.8x**	**4.0x**	**4.5x**	**4.0x**	**5.6x**	**13.8x**	**13.1x**
Mean			**2.2x**	**2.3x**	**2.2x**	**10.0x**	**10.6x**	**9.2x**	**14.6x**	**18.1x**	**15.8x**
Median			**1.9x**	**2.2x**	**2.1x**	**9.2x**	**10.8x**	**9.6x**	**15.0x**	**18.6x**	**15.6x**
High			**3.7x**	**3.6x**	**3.3x**	**18.1x**	**15.0x**	**11.7x**	**23.3x**	**22.7x**	**19.9x**
US diversified media											
CBS Corporation	19,873	27,653	2.0x	2.0x	1.9x	8.7x	8.7x	7.9x	6.7x	12.1x	10.7x
Discovery Communications	17,466	25,195	4.0x	3.9x	3.7x	10.5x	10.4x	9.9x	15.3x	15.6x	13.7x
Time Warner	55,150	75,822	2.8x	2.6x	2.5x	11.3x	9.7x	8.5x	14.4x	14.3x	12.2x
Viacom	17,395	30,331	2.2x	2.3x	2.2x	7.1x	7.6x	7.0x	7.3x	8.3x	7.5x
Walt Disney	169,832	184,618	3.8x	3.5x	3.3x	13.5x	11.6x	10.7x	22.6x	19.6x	18.1x
Low			**2.0x**	**2.0x**	**1.9x**	**7.1x**	**7.6x**	**7.0x**	**6.7x**	**8.3x**	**7.5x**
Mean			**3.0x**	**2.9x**	**2.7x**	**10.2x**	**9.6x**	**8.8x**	**13.3x**	**14.0x**	**12.4x**
Median			**2.8x**	**2.6x**	**2.5x**	**10.5x**	**9.7x**	**8.5x**	**14.4x**	**14.3x**	**12.2x**
High			**4.0x**	**3.9x**	**3.7x**	**13.5x**	**11.6x**	**10.7x**	**22.6x**	**19.6x**	**18.1x**
Overall median			**2.5x**	**2.5x**	**2.3x**	**10.4x**	**10.6x**	**9.6x**	**15.0x**	**16.9x**	**14.7x**
Overall mean			**2.5x**	**2.7x**	**2.5x**	**10.2x**	**10.6x**	**9.4x**	**15.3x**	**17.0x**	**14.8x**

Source: Bloomberg as of Sep-24, 2015, Company data; Note: TVN was acquired by Scripps Networks, last trading day was Sep-22
[1]Management case implies projections made in early 2015: Revenue 2015E = RUB21.614mm, EBITDA 2015E = RUB2.32mm (converted at RUB/$ 61.2), Revenue 2016E = RUB24.847mm, EBITDA 2016E = RUB4.59mm (converted at RUB/$ 70)

STRICTLY CONFIDENTIAL 12 XENON Capital Partners

CTC Media — analysis of trading comparables (cont'd)

Operating metrics

Company (Key market)	Net Debt/ EBITDA'15E	Growth 2014A-2015E Revenue	Growth 2014A-2015E EBITDA	Growth 2014A-2015E Net Income	EBITDA margin 2014A	EBITDA margin 2015E	EBITDA margin 2016E	EBIT margin 2014A	EBIT margin 2015E	EBIT margin 2016E
CTC Media (Broker consensus)	**(2.7x)**	**(49.9%)**	**(81.6%)**	**(78.7%)**	**29.0%**	**10.7%**	**14.9%**	**21.2%**	**6.5%**	**11.2%**
CTC Media (Management case)	**(2.7x)**	**(50.1%)**	**(81.6%)**		**29.0%**	**10.7%**	**18.5%**			
Eastern European broadcasting										
TVN (Poland)	3.8x	(12.3%)	(33.1%)	29.1%	43.6%	33.3%	36.1%	29.9%	28.2%	26.9%
Central European Media Enterprises (CEE)	8.2x	(8.0%)	0.9%	(55.6%)	17.8%	19.5%	21.1%	5.6%	N/M	N/M
Median	**6.0x**	**(10.2%)**	**(16.1%)**	**(13.2%)**	**30.7%**	**26.4%**	**28.6%**	**17.8%**	**28.2%**	**26.9%**
Mean	**6.0x**	**(10.2%)**	**(16.1%)**	**(13.2%)**	**30.7%**	**26.4%**	**28.6%**	**17.8%**	**28.2%**	**26.9%**
European media, broadcasting & production										
Modern Times Group (Sweden)	0.3x	(15.1%)	(5.0%)	(30.0%)	8.2%	9.1%	9.4%	7.1%	8.2%	8.5%
RTL Group (Germany)	0.4x	(14.0%)	(6.9%)	(5.5%)	20.8%	22.5%	22.9%	17.3%	19.2%	19.7%
Mediaset (Italy)	0.7x	(10.8%)	(11.7%)	210.2%	39.3%	38.9%	41.2%	7.4%	8.8%	12.1%
ITV PLC (UK)	(0.0x)	3.9%	9.5%	27.8%	28.8%	30.3%	31.0%	25.1%	28.8%	29.6%
M6 (France)	(1.0x)	(15.2%)	(24.2%)	(16.1%)	26.0%	23.3%	23.1%	16.4%	16.3%	16.3%
ProSiebenSat. 1 (Germany)	1.6x	(6.8%)	(7.4%)	16.4%	28.9%	28.7%	28.5%	24.6%	24.5%	25.0%
Telecinco (Spain)	(0.8x)	(8.5%)	(45.2%)	159.5%	39.3%	23.5%	27.4%	15.7%	22.4%	26.8%
Antena3 (Spain)	0.6x	(2.5%)	20.0%	127.8%	15.0%	18.5%	23.7%	13.1%	16.9%	22.0%
TF1 (France)	(2.0x)	(17.7%)	10.9%	(75.4%)	8.2%	11.0%	12.3%	5.8%	8.3%	9.7%
Low	**(2.0x)**	**(17.7%)**	**(45.2%)**	**(75.4%)**	**8.2%**	**9.1%**	**9.4%**	**5.8%**	**8.2%**	**8.5%**
Mean	**(0.0x)**	**(9.6%)**	**(6.7%)**	**46.1%**	**23.8%**	**22.9%**	**24.4%**	**14.7%**	**17.0%**	**18.8%**
Median	**0.3x**	**(10.8%)**	**(6.9%)**	**16.4%**	**26.0%**	**23.3%**	**23.7%**	**15.7%**	**16.9%**	**19.7%**
High	**1.6x**	**3.9%**	**20.0%**	**210.2%**	**39.3%**	**38.9%**	**41.2%**	**25.1%**	**28.8%**	**29.6%**
US diversified media										
CBS Corporation	2.2x	0.6%	(0.4%)	(44.4%)	23.0%	22.8%	23.9%	21.0%	20.8%	22.1%
Discovery Communications	2.9x	3.0%	1.3%	(1.8%)	38.3%	37.7%	37.6%	32.9%	31.7%	32.0%
Time Warner	2.6x	4.7%	17.0%	0.7%	24.5%	27.4%	29.4%	21.8%	24.9%	27.1%
Viacom	2.9x	(2.8%)	(7.7%)	(12.7%)	31.2%	29.6%	31.4%	29.6%	27.0%	29.3%
Walt Disney	0.8x	7.5%	16.3%	15.7%	28.0%	30.3%	30.7%	23.3%	26.2%	26.7%
Low	**0.8x**	**(2.8%)**	**(7.7%)**	**(44.4%)**	**23.0%**	**22.8%**	**23.9%**	**21.0%**	**20.8%**	**22.1%**
Mean	**2.6x**	**2.6%**	**5.3%**	**(8.5%)**	**29.0%**	**29.6%**	**30.6%**	**25.7%**	**26.1%**	**27.4%**
Median	**2.3x**	**3.0%**	**1.3%**	**(1.8%)**	**28.0%**	**29.6%**	**30.7%**	**23.3%**	**26.2%**	**27.1%**
High	**2.9x**	**7.5%**	**17.0%**	**15.7%**	**38.3%**	**37.7%**	**37.6%**	**32.9%**	**31.7%**	**32.0%**
Overall median	**0.7x**	**(7.4%)**	**(2.7%)**	**(0.6%)**	**27.0%**	**25.5%**	**28.0%**	**19.1%**	**22.4%**	**25.0%**
Overall mean	**1.4x**	**(5.9%)**	**(4.1%)**	**21.6%**	**26.3%**	**25.4%**	**26.9%**	**18.5%**	**20.8%**	**22.2%**

Source: Bloomberg as of Sep-24, 2015, Company data
[1]Management case implies projections made in early 2015: Revenue 2015E = RUB21.614mm, EBITDA 2015E = RUB2.32mm (converted at RUB/$ 61.2), Revenue 2016E = RUB24.847mm, EBITDA 2016E = RUB4.59mm (converted at RUB/$ 70)

STRICTLY CONFIDENTIAL 13 XENON Capital Partners

CTC Media valuation multiples have fallen below long-term average in recent months on the back of high risks related to Mass Media Law Source: Bloomberg as of Oct-13, 2015 1 European broadcasters include Modern Times Group, RTL Group, ITV PLC, ProSiebenSat. 1, TF1, Mediaset, M6, Telecinco, Antena3 2 US diversified media include CBS corporation, Discovery Communications, Time Warner, Viacom, Walt Disney 3 Eastern European Broadcaster include Central European Media Enterprises, and TVN S T R I C T L Y C O N F I D E N T I A L 14 XENON Capital Partners 16.0x CTC Media European Broadcasters1 US Diversified Media2 Eastern European Broadcasters3 14.0x 12.0x 10.0x 8.0x 6.0x 4.0x 2.0x Sep-12 Dec-12 Mar-13 Jun-13 Sep-13 Dec-13 Mar-14 Jul-14 Oct-14 Jan-15 Apr-15 Jul-15 Oct-15 Sep-24: FV/1-yr fwd EBITDA = 3.5x Signing with UTH 3-yr median FV/1-yr fwd EBITDA: 5.4x Oct-15: FV/1-yr fwd EBITDA = 2.6x President signed amendments to Mass Media law limiting foreign ownership in media assets at 20% Jul-6: FV/1-yr fwd EBITDA = 2.4x CTC Media announced UTH offer Historical 1-year forward rolling FV/EBITDA multiples: Last three years

Since the adoption of the new Mass Media Law in Oct'2014 CTC has significantly underperformed its peers and the discount on FV/EBITDA on has dramatically expanded

	CTC Media FV/NTM EBITDA	European broadcasters FV/NTM EBITDA[1]	US diversified media FV/NTM EBITDA[2]	Eastern European broadcasters FV/NTM EBITDA[3]
Last three-year period ended on September 24, 2015				
Low	2.4x	6.3x	7.9x	9.1x
Mean	5.1x	9.3x	10.1x	11.8x
% (discount) of CTC to peers		*(45.4%)*	*(49.5%)*	*(56.7%)*
Median	5.4x	9.4x	10.4x	11.6x
% (discount) of CTC to peers		*(45.8%)*	*(51.0%)*	*(55.9%)*
High	7.2x	12.7x	11.5x	14.8x
Period from September 24, 2012 to October 15, 2014, the date when the Mass Media Law was adopted				
Low	2.6x	6.3x	7.9x	9.1x
Mean	5.7x	8.7x	9.9x	11.8x
% (discount) of CTC to peers		*(41.3%)*	*(48.2%)*	*(56.6%)*
Median	5.7x	8.7x	10.1x	11.2x
% (discount) of CTC to peers		*(41.2%)*	*(49.6%)*	*(54.4%)*
High	7.2x	11.2x	11.5x	14.8x
Period from to October 15, 2014 to September 24, 2015				
Low	2.4x	8.1x	8.8x	10.5x
Mean	3.8x	10.8x	10.7x	11.8x
% (discount) of CTC to peers		*(52.6%)*	*(52.2%)*	*(56.9%)*
Median	3.5x	11.0x	10.9x	12.0x
% (discount) of CTC to peers		*(53.7%)*	*(53.2%)*	*(57.3%)*
High	6.0x	12.7x	11.4x	12.6x

Prior to amended Media Law CTC Media's share have been traded at an average 45%[4] discount on FV/EBITDA multiples (calculated over period from Sep'12-Oct'14)

Source: Bloomberg as of Sep-24, 2015, Company data
[1] European broadcasters include Modern Times Group, RTL Group, ITV PLC, ProSiebenSat. 1, TF1, Mediaset, M6, Telecinco, Antena3
[2] US diversified media include CBS corporation, Discovery Communications, Time Warner, Viacom, Walt Disney
[3] Eastern European Broadcaster include Central European Media Enterprises, and TVN
[4] Average of discounts to European and US broadcasters

STRICTLY CONFIDENTIAL 15 XENON Capital Partners

EDC Discounted Cash Flow analysis for illustrative purposes - Management case and conservative exchange rate assumptions Revenue % growth 832 706 (15.1%) 352 (50.1%) 355 0.8% 364 2.5% 394 8.2% 428 8.8% 450 5.0% 454 1.0% % margin EBIT % margin Taxes (@ 31%) 32.8% 29.0% 10.7% 23 6.6% (7) 18.5% 52 14.7% (16) 21.8% 66 18.3% (21) 24.5% 82 20.9% (25) 22.3% 81 19.0% (25) 22.3% 86 19.2% (27) 22.3% 87 19.2% (27) CAPEX Depreciation & Amortisation (Increase)/decrease in NWI (8) 15 49 (8) 14 (0) (11) 13 (1) (11) 14 (4) (11) 14 (5) (11) 14 (3) (14) 14 0 $237 224 212 201 190 $248 234 221 209 198 $259 244 230 217 206 $434 418 404 391 378 $444 428 413 399 386 $455 438 422 408 394 $531 515 501 488 475 $541 525 510 496 483 $553 535 519 505 491 $3.40 $3.30 $3.21 $3.13 $3.05 $3.47 $3.36 $3.27 $3.18 $3.09 $3.54 $3.43 $3.33 $3.23 $3.14 + = The DCF analysis doesn’t take into account a scenario of non-compliance 6.6x 6.4x 6.2x 6.0x 5.8x 6.8x 6.5x 6.3x 6.1x 5.9x 6.9x 6.7x 6.4x 6.2x 6.0x Note: Valuation date of Sep 24, 2015; Terminal period assumptions : EBITDA margin = 22.3%, tax rate = 20%, Capex = 100% of depreciation S T R I C T L Y C O N F I D E N T I A L 16 XENON Capital Partners WACC WACC Perpetuity growth rate 0.5%1.0%1.5% Perpetuity growth rate 0.5%1.0%1.5% 14.0% 11.5x11.7x12.0x 11.1x11.3x11.6x 10.7x10.9x11.2x 10.3x10.6x10.8x 10.0x10.2x10.4x 14.5% 15.0% 15.5% 16.0% with Mass Media Law on Jan 1. For illustrative purposed the price range (WACC 14%-16%, 1.0% terminal growth) weighted for such probability: $2.78-3.12$2.47-2.77$2.17-2.43$1.86-2.08$1.55-1.73 Probability of non-compliance with Mass Media Law 10%20%30%40%50% Implied FV / EBITDA’16E Implied FV / EBITDA ’15E Perpetuity growth rate 0.5% 1.0% 1.5% Perpetuity growth rate 0.5% 1.0% 1.5% Perpetuity growth rate 0.5% 1.0% 1.5% Perpetuity growth rate 0.5%1.0%1.5% 14.0% $196 194 192 190 188 14.5% 15.0% 15.5% 16.0% Equity value per share Equity value Firm value PV of Terminal period Sensitivity analysis PV of FCFs Free cash flow 72 41 46 56 54 59 60 NOPAT 16 36 46 57 56 59 60 EBITDA 273 205 38 66 79 96 96 100 101 FYE 31-Dec, $mm 2013A 2014A 2015E 2016E 2017E 2018E 2019E 2020E TV For reference – USD/RUB rate 31.9 38.6 61.2 70.0 75.0 76.5 78.0 79.6 Free cash flow calculation

EDC Discounted Cash Flow analysis for illustrative purposes - Broker case Revenue % growth 832 706 (15.1%) 356 (49.5%) 357 0.1% 368 3.1% 413 12.4% 434 5.0% 456 5.0% 460 1.0% % margin EBIT % margin Taxes (@ 31%) 32.8% 29.0% 10.7% 23 6.6% (7) 14.9% 40 11.1% (12) 19.6% 59 16.2% (18) 19.8% 68 16.4% (21) 19.8% 72 16.6% (22) 19.8% 76 16.7% (24) 19.8% 77 16.8% (24) CAPEX Depreciation & Amortisation (Increase)/decrease in NWI (8) 15 1 (8) 14 (9) (11) 13 (11) (11) 14 (20) (11) 14 (9) (11) 14 (7) (14) 14 0 $210 198 187 177 168 $219 207 195 184 175 $229 216 203 192 182 $337 323 311 300 289 $346 332 319 307 296 $356 341 327 315 303 $434 421 408 397 386 $443 429 416 404 393 $453 438 425 412 400 $2.78 $2.69 $2.62 $2.54 $2.47 $2.84 $2.75 $2.67 $2.59 $2.52 $2.90 $2.81 $2.72 $2.64 $2.56 + = The DCF analysis doesn’t take into account a scenario of non-compliance 6.3x 6.1x 5.8x 5.6x 5.4x 6.5x 6.2x 6.0x 5.8x 5.5x 6.7x 6.4x 6.1x 5.9x 5.7x Note: Valuation date of Sep 24, 2015; Terminal period assumptions : EBITDA margin = 19.8%, tax rate = 20%, Capex = 100% of depreciation S T R I C T L Y C O N F I D E N T I A L 17 XENON Capital Partners WACC WACC Perpetuity growth rate 0.5%1.0%1.5% Perpetuity growth rate 0.5%1.0%1.5% 14.0% 8.8x9.1x9.4x 8.5x8.7x9.0x 8.2x8.4x8.6x 7.9x8.1x8.3x 7.6x7.8x8.0x 14.5% 15.0% 15.5% 16.0% with Mass Media Law on Jan 1. For illustrative purposed the price range (WACC 14%-16%, 1.0% terminal growth) weighted for such probability: $2.27-2.55$2.01-2.27$1.76-1.99$1.51-1.70$1.26-1.42 Probability of non-compliance with Mass Media Law 10%20%30%40%50% Implied FV / EBITDA’16E Implied FV / EBITDA ’15E Perpetuity growth rate 0.5% 1.0% 1.5% Perpetuity growth rate 0.5% 1.0% 1.5% Perpetuity growth rate 0.5% 1.0% 1.5% Perpetuity growth rate 0.5%1.0%1.5% 14.0% $127 125 124 123 121 14.5% 15.0% 15.5% 16.0% Equity value per share Equity value Firm value PV of Terminal period Sensitivity analysis PV of FCFs Free cash flow 24 24 32 30 44 48 53 NOPAT 16 27 41 47 50 53 53 EBITDA 273 205 38 53 72 82 86 90 91 FYE 31-Dec, $mm 2013A 2014A 2015E 2016E 2017E 2018E 2019E 2020E TV Free cash flow calculation

CTC Media – WACC analysis as of September 24, 2015 30Y US Treasury bonds Spread between Russian Sovereign 30Y bonds and 30Y US Treasury bonds Adjusted for country risk Broker estimates of ERP for the Russian market Levered beta based on unlevered beta of 0.95 (mean for European and US media peers) Xenon’s assumptions Risk-free rate Country risk premium 3.0% 3.2% • • Adjusted risk free rate Equity risk premium (ERP) Levered beta 6.1% 8.1% • • 1.06 • Company specific risk 1.0-3.0% • Adj. risk free rate + Levered beta*ERP + Specific risk Russian Sovereign 30Y bonds plus Indicative spread Russian statutory tax rate • Pre-tax cost of debt 8.6% Tax rate 20.0% • Company target capital structure based on D/E ratio of 15.6% (in line with European and US peers) • Debt/Capital 13.5% European media, broadcasting & production1 US diversified media2 1.04 1.16 7.0% 33.3% 6.5% 25.0% 0.97 0.94 Source: Broker reports, Bloomberg as of Sep-24, 2015 1 European media, broadcasting & production include Modern Times Group, RTL Group, Mediaset, ITV PLC, M6, ProSiebenSat. 1, Telecinco, Antena3, TF1 2 US diversified media include CBS Corporation, Discovery Communications, Time Warner, Viacom, Walt Disney S T R I C T L Y C O N F I D E N T I A L 18 XENON Capital Partners Overall mean 1.10 17.9% 13.5% 0.95 Peers Levered beta Debt/Equity Debt/Capital Unlevered beta Beta calculation Implied WACC 14.6-16.3% After-tax cost of debt 6.9% Cost of equity 15.8-17.8% • Levered beta 0.97 1.02 1.06 1.12 1.18 Debt/Capital ratio 3.5% 8.5% 13.5% 18.5% 23.5% Pre-tax cost of debt 6.6% 14.7% 14.5% 14.4% 14.2% 14.0% 14.7% 14.6% 14.5% 14.4% 14.2% 14.8% 14.7% 14.5% 14.4% 14.8% 14.8% 14.7% 14.7% 14.6% 14.8% 14.8% 14.8% 14.8% 14.8% 7.6% 8.6% 9.6% 10.6% 14.6% WACC sensitivity analysis Metric Value Comment Average: 8.14% 9.0% 9.0% 8.5% 7.0% 7.2% Russian equity risk premium WACC input assumptions